Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

2.24% Notes due 2018
Floating Rate Notes due 2018

2.24% Notes due 2018

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 11, 2015

Settlement Date:	June 16, 2015

Stated Maturity:	June 15, 2018

Principal Amount:	$1,000,000,000

Interest Rate:	2.240%

Benchmark Treasury:	1.000% due May 15, 2018

Benchmark Treasury Yield and Price:	1.090%; 99-23 ¾

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	2.240%

Price to Public:	100% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)

Interest Payment Dates:	Semi-annually on each June 15 and December 15, beginning December 15, 2015

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC

CUSIP/ISIN:	345397 XH1/ US345397XH12

Floating Rate Notes due 2018

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 11, 2015

Settlement Date:	June 16, 2015

Stated Maturity:	June 15, 2018

Principal Amount:	$500,000,000

Price to Public:	100% plus accrued interest from the Settlement Date

Dealer’s Commission:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$498,750,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+90 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on the 15th of March, June, September and December of each year, commencing September 15, 2015

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 15th of March, June, September and December of each year, commencing September 15, 2015 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC

CUSIP/ISIN:	345397 XJ7 / US345397XJ77

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Goldman, Sachs & Co. toll free at 1-866-471-2526, Lloyds Securities Inc. toll free at 1-855-400-6511, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or emailing dg.prospectus_requests@baml.com, and SG Americas Securities, LLC toll free at 1-855-881-2108.